Exhibit 10.19

5 Results Way
Cupertino, CA 95014
t 408.864.2600
f 408.342.1613
www.arcsight.com
May 6, 2007
Reed Henry
Dear Reed:
     This letter will serve as an offer of employment to you with ArcSight, Inc. (“ArcSight” or “Company”) as ArcSight’s Senior Vice President, Marketing. You will work in this capacity on a full-time basis, giving your best efforts to the performance of your duties.
     In this position, your salary will be $20,833 per month, earned and paid semi-monthly. Additionally you will be eligible to receive up to 35% of annual base salary in the form of an annual bonus (prorated from date of hire). This will be paid if both you and the Company achieve certain milestones. These milestones will be communicated to you shortly after you join ArcSight.
     In addition, subject to approval of the Company’s Board of Directors or its Compensation Committee you will be granted an option to acquire 603,938 shares of the Company’s Common Stock at an exercise price equal to the fair market value of the shares on the date the option is granted. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in your Stock Option Agreement.
     If you are terminated without Cause (as defined in your Stock Option Agreement) within the first year of employment then the Company will pay you severance pay equal to (1) six (6) months base salary and (2) six (6) months of COBRA premium reimbursement should you elect COBRA. Your severance pay will be at the rate of your base salary in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. However, this paragraph 4 will not apply unless you (i) sign a general release of claims (in a form prescribed by the Company,) and (ii) have returned all Company property.
     If the Company is subject to a Change in Control (as defined in the 2002 Stock Plan) before your service with the Company terminates and you are subject to an Involuntary Termination (as defined in your Stock Option Agreement) within twelve (12) months after that Change in Control, then you shall become vested in an additional 50% of the unvested option shares as of your termination date. Additionally the Company will also pay you severance pay equal to (1) three (3) months base salary and (2) three (3) months of COBRA premium reimbursements should you elect COBRA. However, this paragraph 5 will not apply unless you (i) sign a general release of claims (in a form prescribed by the Company,) and (ii) have returned all Company property.
     As an employee, you will be eligible to participate in health and welfare benefits in accordance with ArcSight’s standard plan. In addition, you will accrue up to three (3) weeks (15 business days) of vacation per year pursuant to ArcSight’s vacation policy.

Mr. Reed Henry

May 6, 2007
     You are required to follow ArcSight’s policies and practices. You will also have access to certain of ArcSight’s trade secrets, staff, customers, and confidential and proprietary information. Accordingly, we ask that you sign the attached Proprietary Information and Inventions agreements.
     While you render services to the Company, you agree that you will not engage in, without the prior written consent of the Company, any (1) other employment, or (2) consulting or other business activity that (a) relates to the Business security software industry or any other industry that competes with the Company’s products and services or (b) materially affects the performance of your duties for the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
     Please understand that your employment at ArcSight is for no specified period of time. It is an at-will employment relationship, and either you or ArcSight may terminate the relationship at any time, for any reason, with or without cause. This paragraph is intended to be the complete and exclusive statement regarding the circumstances under which your employment may be terminated. It supersedes any prior agreement or representation. If any term of this paragraph conflicts with any practice or policy of ArcSight, now or in the future, the terms of this paragraph will control. The terms of this paragraph may not be changed except by written agreement signed by you and the President of ArcSight.
     This offer is contingent upon your completion and execution of all employment documents, as well as your ability to provide proof of identification and authorization to work in the United States (within three business days of your start date) and upon the completion and acceptance of all information related to your references and background check, even if this information is not known until after your employment commences.
     Finally, this offer letter sets forth all the material terms of your employment. By signing it, and thereby accepting employment at ArcSight, you acknowledge that you have not relied upon any other written or oral statements concerning the terms of your employment.
     Please indicate your agreement with the terms of this letter by signing and dating one (1) copy each of both the enclosed offer letter and the enclosed Proprietary Information and Inventions Agreements and returning them to me.
     We look forward to having you on board!

Sincerely,
/s/ Tom Reilly
Tom Reilly
Chief Operating Officer ArcSight, Inc.

I, Reed Henry, accept this offer:
/s/ Reed Henry
Dated: 5/6/07

ArcSight, Inc.
Amendment to Employment Offer Letter
October 23, 2007
Reed Henry
ArcSight, Inc.
5 Results Way
Cupertino, CA 95014
Re: Amendment to Employment Offer Letter
Dear Mr. Henry:
Reference is made to the Employment Offer Letter between ArcSight, Inc. (“ArcSight” or the “Company”) and you, dated May 6, 2007, including all agreements and acknowledgements attached thereto (your “Offer Letter”). ArcSight and you desire to amend your Offer Letter to minimize potential tax liabilities under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Effective as of the date set forth above, ArcSight and you hereby amend your Offer Letter as set forth in this letter of amendment (the “Amendment”). Terms not otherwise defined in this Amendment shall have the meaning given to them in your Offer Letter.
The following provisions shall be added to your Offer Letter:
“In order to have a valid Involuntary Termination, you must (i) notify the Company in writing not later than 90 days from the date of the initial event giving rise to the Involuntary Termination and specify the specific basis for your belief that your employment has been Involuntarily Terminated, (ii) provide the Company with at least 30 days to remedy such event constituting the Involuntary Termination and (iii) terminate employment with the Company within 7 days following the Company’s failure to cure.”
“To the extent (i) any payments to which you become entitled under this offer letter, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company; (ii) the date you become “disabled” (as defined in Section 409A of the Code); or (iii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph (together with accrued interest thereon) shall be paid to you or your beneficiary in one lump sum. Notwithstanding the foregoing, in the event any amounts payable to you upon your separation from service with the Company exceed the amounts set forth in Section 1.409A-1(b)(9)(iii)(A) and are not payable within the time set forth in Section 1.409A-1(b)(9)(iii)(B), then such amount shall be payable in a lump-sum payment not later than the time period provided for in Section 1.409A-1(b)(4)(i).
Except as set forth above, your Offer Letter shall remain in full force and effect in all other respects, and this Amendment does not supersede any of the other the terms of your Offer Letter. This Amendment and your Offer Letter will be the entire agreement relating to your employment with ArcSight.

Sincerely, ArcSight, Inc.
By:	/s/ Trâm Phi
Trâm Phi
Vice President, General Counsel

I accept the terms and conditions as set forth in this Amendment. I acknowledge and agree that this Amendment amends my Offer Letter only to the extent as set forth herein and that my Offer Letter in all other respects remains in full force and effect.

Date: 11/13/07	/s/ Reed Henry
Reed Henry